                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material under Rule 14a-12

                                    SPSS INC.
--------------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------

(2)     Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

(4)     Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

(5)     Total fee paid:


--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.


--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


--------------------------------------------------------------------------------

(1)     Amount previously paid:


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(2)     Form, schedule or registration statement no.:


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(3)     Filing party:


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(4)     Date filed:


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

                                  [SPSS LOGO]

Dear Stockholder:

     You are cordially invited to the Annual Meeting of Stockholders (the "Annual Meeting") of SPSS Inc. ("SPSS"). The Annual Meeting will be held at the headquarters of SPSS at 233 South Wacker Drive, Chicago, Illinois 60606, on Wednesday, June 18, 2003, at 1:00 p.m., local time.

     At the Annual Meeting, you will be asked (a) to consider and vote to elect three directors to hold office for a three-year term, (b) to consider and to vote to approve the amendments to SPSS's 2002 Equity Incentive Plan, (c) to ratify the appointment of KPMG LLP as independent auditors of SPSS for the fiscal year 2003, and (d) to transact any other business as may properly come before the Annual Meeting and any adjournment thereto.

     SPSS's Board of Directors unanimously recommends that SPSS's stockholders vote FOR all of the nominees for election as directors, FOR approval of the amendments to SPSS's 2002 Equity Incentive Plan and FOR appointment of KPMG LLP as independent auditors of SPSS for the fiscal year 2003.

     In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a Proxy Statement relating to the proposals you will be asked to consider and vote upon at the Annual Meeting, and a Proxy Card. The Proxy Statement includes general information regarding SPSS as well as additional information relating to the specific proposals you will be asked to consider and vote upon at the Annual Meeting. Also included with the proxy materials is SPSS's Annual Report to Stockholders.

     All stockholders are invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, please complete, sign and date the Proxy Card enclosed herewith and promptly return it to SPSS in the enclosed envelope we have provided for that purpose. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Annual Meeting.

                                          Sincerely,

                                          /s/ Jack Noonan

                                          Jack Noonan
                                          CEO and President
May 19, 2003

                                  [SPSS LOGO]

                                   SPSS INC.
                             233 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 18, 2003

     The 2003 Annual Meeting of Stockholders of SPSS Inc. will be held at the headquarters of SPSS at 233 South Wacker Drive, Chicago, Illinois 60606, on Wednesday, June 18, 2003 at 1:00 p.m., local time, for the following purposes:

     (1) To elect three (3) directors of SPSS to serve until the 2006 Annual Meeting of Stockholders, as described in Proposal No. 1;

     (2) To consider and vote upon a proposal to approve the amendments to the 2002 Equity Incentive Plan, as described in Proposal No. 2;

     (3) To ratify the appointment of KPMG LLP as independent auditors of SPSS for the fiscal year 2003, as described in Proposal No. 3; and

     (4) To transact any other business as may be properly brought before the Annual Meeting or any adjournment thereof.

     Only stockholders of record as of May l, 2003, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

     SPSS hopes that as many stockholders as possible will personally attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES. Sending in your proxy will not prevent you from voting in person at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Edward Hamburg
                                          Edward Hamburg
                                          Secretary of SPSS Inc.

Chicago, Illinois
May 19, 2003

                                   SPSS INC.
                             233 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 18, 2003

     THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SPSS INC. FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS AT 1:00 P.M. (CHICAGO TIME) ON JUNE 18, 2003. Shares of SPSS's common stock, par value $0.01 per share, represented by a properly executed proxy in the accompanying form, will be voted at the annual meeting. If no specific instructions are given with regard to matters being voted upon, the shares represented by a signed proxy card will be voted according to the recommendations of the Board of Directors of SPSS. The Board presently does not intend to bring any matter before the annual meeting except those referred to in this Proxy Statement and specified in the Notice of Annual Meeting of Stockholders, nor does the Board know of any matters which anyone else proposes to present for action at the annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the accompanying proxy, or their duly constituted substitutes acting at the annual meeting, will be authorized to vote or otherwise act thereon using their reasonable judgment and discretion; provided, however, that proxies directing a vote against a proposal may not be voted, pursuant to such discretionary authority, for a proposal to adjourn the annual meeting to permit further solicitation with respect to the proposal.

     The proxy may be revoked at any time before its exercise by sending written notice of revocation to Edward Hamburg, Secretary, SPSS Inc., 233 South Wacker Drive, Chicago, Illinois 60606, by signing and delivering a subsequently dated proxy card or by attending the annual meeting in person and giving notice of revocation to the Inspector of Election. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are being mailed to stockholders beginning on or about May 19, 2003.

     May 1, 2003 was the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. On that date, there were outstanding and entitled to vote 17,267,463 shares of SPSS common stock, which is SPSS's only class of voting securities. Each stockholder is entitled to one vote for each share of SPSS common stock held of record. For a period of at least ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for examination by stockholders during regular business hours at SPSS's headquarters, 233 South Wacker Drive, Chicago, Illinois.

     One Inspector of Election, a representative of Computershare Investor Services, appointed by the Board of Directors will determine the shares represented at the annual meeting and the validity of proxies and count all votes. Abstentions and broker non-votes will be included when determining whether a quorum is present at the annual meeting. An abstention has the effect of voting against a matter since an abstention is counted as a share "entitled to vote," but is not included as a vote for such matter. Broker non-votes have no effect since they are not counted as shares "entitled to vote" and are not included as votes for or against any proposal.

     A plurality of the shares of SPSS common stock present in person or represented by proxy at the annual meeting is required for the election of directors. An affirmative vote of a majority of the shares of SPSS common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the approval of all other matters being submitted to the stockholders for their consideration.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 2004 ANNUAL MEETING

     If a stockholder desires to have a proposal formerly considered at the 2004 Annual Meeting of Stockholders, and included in the Proxy Statement for that meeting, the proposal must be mailed to the Secretary, SPSS Inc., 233 South Wacker Drive, Chicago, Illinois 60606, and must be received by the Secretary on or before January 19, 2004. Additionally, if a proponent of a stockholder proposal at the 2004 Annual Meeting of Stockholders fails to provide notice of the intent to make such a proposal by personal delivery or mail to SPSS on or before April 19, 2004 or by an earlier or later date, if such date is established by amendment to SPSS's by-laws, then any proxy solicited by management may confer discretionary authority to vote on such proposal. SPSS will consider only proposals meeting the requirements of applicable SEC rules.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     In accordance with the by-laws of SPSS, the Board of Directors has at present fixed the number of directors constituting the Board at eight. In accordance with SPSS's Restated Certificate of Incorporation, the directors have been divided into three classes. The class of directors whose term expires at the 2003 annual meeting consists of three (3) persons. SPSS proposes to elect three (3) directors, each of whom will hold office for a term of three years and until their successors have been duly elected and qualified. Unless otherwise instructed by the stockholder, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the nominees named in this Proxy Statement.

     SPSS has no reason to believe that the nominees named herein will be unavailable to serve as directors. However, if such nominees for any reason are unable to serve or for good cause will not serve, the proxy may be voted for such substitute nominees as the persons appointed in the proxy may in their discretion determine. Stockholders may not cumulate their votes in the election of directors.

     The following nominees are currently directors of SPSS:

     Jack Noonan has served as Director as well as President and Chief Executive Officer since joining SPSS in January 1992. Mr. Noonan was President and Chief Executive Officer of Microrim Corp., a developer of database software products, from 1990 until December 1991. Mr. Noonan served as Vice President of the Product Group of Candle Corporation, a developer of IBM mainframe system software, from 1985 to 1990. Mr. Noonan is a Director of Morningstar, Inc. and Repository Technologies, Inc. Mr. Noonan is a member of the advisory committee to Geneva Technology Partners, Inc.

     Michael Blair has been a Director of SPSS since July 1997. Since April 1974, he has been Chairman, Chief Executive, and founder of Cyborg Systems, Inc., a human resource management software company. Mr. Blair is a Director of Computer Corporation of America, Delaware Place Bank and Repository Technologies, Inc. He is a board member of the Chicago Software Association and a board member of Benefits & Compensation Magazine. Mr. Blair holds a bachelor's degree in mathematics and physics from the University of Missouri.

     Promod Haque has been a director of SPSS since the merger with ShowCase Corporation in February 2001. Dr. Haque was a director of ShowCase from March 1992 until the merger with SPSS. Dr. Haque joined Norwest Venture Partners, a venture capital firm, in November 1990 and is currently Managing Partner of Norwest Venture Partners VI, Norwest Venture Partners VII and Norwest Venture Partners VIII and General Partner of Norwest Venture Partners V and Norwest Equity Partners IV. Dr. Haque is a director of Extreme Networks, Inc., Primus Knowledge Solutions, Redback Networks, Inc. and several privately held companies. Dr. Haque holds an M.S. and a Ph.D. in-electrical engineering and an M.M. from Northwestern University and a B.S. in electrical engineering from the University of New Delhi, India.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
           THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

            INFORMATION CONCERNING EXECUTIVE OFFICERS AND DIRECTORS

OFFICERS AND DIRECTORS

     The following table shows information as of May 1, 2003 with respect to each person who is an executive officer or continuing director of SPSS (other than the director nominees named under "Election of Directors" above).

NAME                       AGE                                    POSITION
----                       ---                                    --------
Norman Nie.............    60     Chairman of the Board of Directors
Jack Noonan............    55     Director, President and Chief Executive Officer
Edward Hamburg.........    51     Executive Vice President, Corporate Operations, Chief Financial Officer,
                                  and Secretary
Brian Zanghi...........    44     Executive Vice President and Chief Operating Officer
Jonathan                   43     Executive Vice President and Chief Technology Officer
  Otterstatter.........
Bernard Goldstein......    72     Director
Merritt Lutz(1)........    60     Director
Michael Blair(1)(2)....    58     Director
Promod Haque...........    55     Director
William Binch(1)(2)....    63     Director
Kenneth Holec(2).......    48     Director

---------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Norman Nie, Chairman of the Board and co-founder of SPSS, designed SPSS's original statistical software beginning in 1967 and has been a Director and Chairman of the Board since SPSS's inception in 1975. He served as Chief Executive Officer of SPSS from 1975 to 1991. In addition to his current responsibilities as Chairman of the Board, Dr. Nie is a research professor in Political Science at the Graduate School of Business at Stanford University and a professor emeritus in the Political Science Department at the University of Chicago. His research specialties include public opinion, voting behavior and citizen participation. He has received three national awards for his books in these areas. Dr. Nie received his Ph.D. from Stanford University.

     Edward Hamburg, Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary, was elected Senior Vice President, Corporate Operations in July 1992, Chief Financial Officer in June 1993 and Secretary in June 1994. Dr. Hamburg previously served as Senior Vice President, Business Development, and was responsible for product and technology acquisitions as well as joint venture opportunities. Dr. Hamburg first joined SPSS in 1978 and served in a variety of marketing and product management capacities. He joined the faculty at the University of Illinois at Chicago in 1982, and returned to SPSS in 1986. Dr. Hamburg received his Ph.D. from the University of Chicago.

     Brian Zanghi, Executive Vice President and Chief Operating Officer, joined SPSS following the merger with NetGenesis Corp. in December 2001. Mr. Zanghi was Executive Vice President and Chief Operating Officer of NetGenesis until the merger with SPSS. Before joining NetGenesis, Mr. Zanghi served as Executive Vice President at Instinctive Technologies. Prior to that time, he served as the President of PC DOCS, Inc. Mr. Zanghi received his B.A. in economics/business administration from Assumption College.

     Jonathan Otterstatter, Executive Vice President and Chief Technology Officer, joined SPSS following the merger with ShowCase Corporation in February 2001. Mr. Otterstatter was Senior Vice President, Technology and Services and a member of the executive committee of ShowCase until the merger with SPSS. Mr. Otterstatter joined ShowCase as Vice President, Development in May 1994 and was promoted to Senior Vice President, Technology and Services in May 1999. From 1983 to May 1994, Mr. Otterstatter was employed by IBM where his last position was senior development manager. Mr. Otterstatter holds a B.S. degree in computer science from the University of Wisconsin at LaCrosse and a M.S. degree in management of technology from the Massachusetts Institute of Technology.

     Bernard Goldstein has been a Director of SPSS since 1987. He is a past President of the Information Technology Association of America, the industry trade association of the computer service industry, and past Chairman of the Information Technology Foundation. Mr. Goldstein was a Director of Apple Computer Inc. until August 1997, and is currently a Director of Sungard Data Systems, Inc., Allscripts Healthcare Solutions Inc., and several privately held companies. He is a graduate of both the Wharton School of the University of Pennsylvania and the Columbia University Graduate School of Business.

     Merritt Lutz has been a Director of SPSS since 1988. He is currently an Advisory Director of Morgan Stanley, managing its strategic technology investments and partnerships. Previously, he was President of Candle Corporation, a worldwide supplier of systems software from 1989 to November 1993. Mr. Lutz is a Director of Interlink Electronics, Inc. (NASDAQ: LINK) and two privately held software companies: Algorithmics and Business Engine Software. He is a former Director of Information Technology Association of America and the NASDQ Industry Advisory Committee. He holds a bachelors and masters degree from Michigan State University.

     William Binch has been a director of SPSS since the merger with ShowCase Corporation in February 2001. Mr. Binch was a director of ShowCase from 1999 until the merger with SPSS. Currently, Mr. Binch is the chairman and chief executive officer of SeeCommerce. Mr. Binch was senior vice president of worldwide operations for Hyperion Solutions from July 1997 to May 1999. Prior to Hyperion, he was a senior executive for Business Objects and Prism, two business intelligence and data-warehousing companies. In addition, Mr. Binch served as vice president of strategic accounts at Oracle Corporation. Mr. Binch has held sales and management positions at IBM, Intel and Fortune. He also is a director of three other technology companies: Ventaso, Inc., SeeCommerce, and Saama Technologies, Inc.

     Kenneth Holec has been a director of SPSS since the merger with ShowCase Corporation in February 2001. Mr. Holec was the president and chief executive officer and a member of the board of directors of ShowCase from November 1993 until the merger with SPSS. From 1985 to 1993, Mr. Holec was president and chief executive officer of Lawson Software, a provider of high-end financial and human resource management software solutions. Currently, Mr. Holec is a director of Stellent, Inc., a maker of Web-based content management products, Cysive, a provider of multi-channel software and services, and two other private companies.

     SPSS' Board of Directors is divided into three classes serving staggered three-year terms. The director nominees named under "Election of Directors" above are each serving a three-year term expiring at the 2003 annual meeting. Mr. Lutz and Mr. Holec are each serving a three-year term expiring at the 2004 annual meeting. Mr. Goldstein, Mr. Binch and Dr. Nie are each serving a three-year term expiring at the 2005 annual meeting. For a discussion of the nomination rights granted to specific stockholders of SPSS, see "Related Transactions-Stockholders Agreement." The executive officers named herein have terms expiring at the next annual meeting or when their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

     The following tables show (a) the compensation paid or accrued by SPSS to the Chief Executive Officer, and each of the four most highly compensated officers of SPSS, other than the CEO, serving on December 31, 2002 (the "named executive officers") for services rendered to SPSS in all capacities during 2000, 2001 and 2002, (b) information relating to option grants made to the named executive officers in 2002 and (c) certain information relating to options held by the named executive officers. SPSS made no grants of freestanding stock appreciation rights ("SARs") in 2000, 2001 or 2002 nor did SPSS make any awards in 2000, 2001 or 2002 under any long-term incentive plan.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                                  --------------------------------------   -----------------------------------------------
                                                                                    AWARDS             PAYOUTS
                                                                           -------------------------   -------
                                                               OTHER       RESTRICTED    SECURITIES
                                     SALARY                    ANNUAL        STOCK       UNDERLYING     LTIP
   NAME AND PRINCIPAL             COMPENSATION    BONUS     COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   ALL OTHER
        POSITION           YEAR       ($)          ($)          ($)           ($)          (#)(1)        ($)        ($)
   ------------------      ----   ------------    -----     ------------   ----------   ------------   -------   ---------
Jack Noonan,.............  2002     $310,000     $159,125         None      $ 41,970(2)    70,000       None       None
  President and Chief      2001     $310,000     $113,958         None          None      141,077(3)    None       None
  Executive Officer        2000     $275,000     $132,750         None          None       50,000       None       None
Edward Hamburg,..........  2002     $224,000     $ 59,000         None      $ 41,970(4)    40,000       None       None
  Executive Vice
    President,             2001     $224,000     $ 29,333         None      $397,258(5)    50,000       None       None
  Corporate Operations,    2000     $200,000     $ 56,000         None          None       25,000       None       None
  Chief Financial Officer
  and Secretary
Brian Zanghi,............  2002     $250,000     $ 52,500     $ 72,000(6)       None      145,000       None       None
  Executive Vice
    President              2001     $215,000(7)  $ 15,000(7)   $ 38,531(8)  $518,242(9)      None       None       None
  and Chief Operating      2000          N/A          N/A          N/A           N/A          N/A        N/A        N/A
  Officer
Jonathan Otterstatter,...  2002     $210,000     $ 51,688         None          None       40,000       None       None
  Executive Vice
    President,             2001     $233,409(10) $ 88,313(10)       None        None       45,000       None       None
  and Chief Technology     2000          N/A          N/A          N/A           N/A          N/A        N/A        N/A
  Officer
Patrick Dauga,...........  2002     $216,000(11) $164,236(11)   $175,000(12)      None     45,000       None       None
  Vice President,          2001     $216,000(13) $ 44,370(14)   $ 25,000(15)      None     49,000       None       None
  Field Operations         2000          N/A          N/A          N/A          None          N/A        N/A        N/A

---------------
 (1) Amounts reflected in this column are for grants of stock options for the common stock of SPSS. No stock appreciation rights have been issued by SPSS.

 (2) On December 31, 2002, Mr. Noonan held 3,000 shares of restricted common stock having a market value, based on the closing price of the common stock on that date, of $41,970. The restriction on these shares of common stock lapsed on January 1, 2003.

 (3) Securities Underlying Options/SARs for Mr. Noonan in fiscal year 2001 include 41,077 "reload" options granted to Mr. Noonan after Mr. Noonan surrendered shares of SPSS common stock to pay the exercise price of his options.

 (4) On December 31, 2002, Dr. Hamburg held 3,000 shares of restricted common stock having a market value, based on the closing price of the common stock on that date, of $41,970. The restriction on these shares of common stock lapsed on January 1, 2003.

 (5) On December 31, 2001, Dr. Hamburg held 37,195 shares of restricted common stock having a market value, based on the closing price of the common stock on that date, of $397,258, which were granted to replace 30,700 of stock options granted in 1991 and expired in 2001.

 (6) During 2002, SPSS forgave Mr. Zanghi's obligation to make interest payments in the aggregate amount of $7,000 owed with respect to Mr. Zanghi's indebtedness to NetGenesis Corp. and assumed by SPSS following the merger of the two Companies. See Item 12 under the section entitled "Transactions with Brian Zanghi." Mr. Zanghi received a $65,000 sign-on bonus.

 (7) Salary and Bonus Compensation for Mr. Zanghi in fiscal year 2001 reflect amounts paid to Mr. Zanghi by NetGenesis Corp. before the effective date of the merger of SPSS and NetGenesis in December 2001.

 (8) During 2001, NetGenesis made a salary advance to Mr. Zanghi in the amount of $38,531. This indebtedness was forgiven by NetGenesis.

 (9) As of December 31, 2001, Mr. Zanghi held zero shares of restricted stock and the aggregate value of his restricted share holdings was $0. On June 25, 2001, prior to the close of the December 2001 merger of SPSS and NetGenesis, NetGenesis granted to Mr. Zanghi 330,000 restricted shares of NetGenesis common stock. Instead of using the closing price of NetGenesis stock on July 25, 2001 to value Mr. Zanghi's restricted stock award, the value set forth above was calculated using both the closing price of SPSS stock on July 25, 2001 ($16.19) and the conversion ratio used in exchanging NetGenesis shares for SPSS shares (0.097). Despite the value of this grant, the aggregate value of Mr. Zanghi's restricted share holdings was $0 on December 31, 2001 because all of Mr. Zanghi's restricted shares vested immediately upon the consummation of the merger.

(10) Salary Compensation for Mr. Otterstatter in fiscal year 2001 reflects $175,000 in base salary received from ShowCase Corporation from January to March 2001 for services rendered prior to the merger of SPSS and ShowCase and $177,500 in base salary received from SPSS from April to December 2001 for services rendered as an officer of SPSS following the merger. Bonus Compensation for Mr. Otterstatter reflects $73,000 in cash bonuses received from ShowCase for services rendered prior to the merger of SPSS and ShowCase and $15,303 in cash bonuses received from SPSS for services rendered as an officer of SPSS following the merger.

(11) Base Compensation and Bonus Compensation for Mr. Dauga in fiscal year 2002 was earned pursuant to the Service Agreement between SPSS and Mr. Dauga, as more particularly described under the section entitled "Service Agreement with Patrick Dauga."

(12) During 2002, Mr. Dauga received compensation in the amount of $150,000 for personal relocation expenses in connection with move from France to the United States. This payment was made pursuant to the Service Agreement between SPSS and Mr. Dauga. In addition, additional funds were paid to Mr. Dauga for deposit into his individual retirement account. This $25,000 sum is not provided in the Service Agreement between SPSS and Mr. Dauga, but is deemed by SPSS as compensation to Mr. Dauga.

(13) Salary Compensation for Mr. Dauga in fiscal year 2001, earned pursuant to the Service Agreement between SPSS and Mr., Dauga, reflects $216,000 in base salary received from SPSS after the merger of SPSS and ShowCase in February 2001.

(14) Bonus Compensation for Mr. Dauga in fiscal year 2001 was earned pursuant to the Service Agreement between SPSS and Mr. Dauga.

(15) During 2001, funds were paid to Mr. Dauga for deposit into his individual retirement account. This $25,000 is not provided in the Service Agreement between SPSS and Mr. Dauga but is deemed by SPSS as compensation to Mr. Dauga.

     The following table shows the number of options to purchase common stock granted to each of the named executive officers during 2002.

                2002 OPTION/STOCK APPRECIATION RIGHTS GRANTS(1)

                                                INDIVIDUAL GRANTS
                          -------------------------------------------------------------    POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF      PERCENT OF TOTAL                                    ASSUMED ANNUAL RATES OF
                           SECURITIES       OPTIONS/SARS                       LATEST         STOCK PRICE APPRECIATION
                           UNDERLYING        GRANTED TO       EXERCISE OR     POSSIBLE           FOR OPTION TERM(2)
                          OPTIONS/SARS       EMPLOYEES        BASE PRICE     EXPIRATION    ------------------------------
NAME                       GRANTED(#)         IN 2002           ($/SH)          DATE           5%($)           10%($)
----                      ------------    ----------------    -----------    ----------        -----           ------
Jack Noonan...........       70,000             6.89%           $19.09        01/01/12      $  840,392       $2,129,718
Edward Hamburg........       40,000             3.94%           $19.09        01/01/12      $  480,224       $1,216,982
Brian Zanghi..........      120,000            11.81%           $19.09        01/01/12      $1,440,672       $3,650,945
                             25,000             2.46%           $19.09        01/01/12      $  300,140       $  760,614
Jonathan
  Otterstatter........       40,000             3.94%           $19.09        01/01/12      $  480,224       $1,216,224
Patrick Dauga.........       25,000             2.46%           $19.09        01/01/12      $  300,140       $  760,614
                             20,000             1.97%           $14.43        12/17/12      $  181,499       $  459,954

---------------
(1) Except as specified in the immediately following sentence, the options that expire on January 1, 2012 were granted as of January 2, 2002, and had a four-year vesting schedule. The grant of an option to purchase 25,000 shares of common stock of SPSS to Brian Zanghi that expires on January 1, 2012 was granted as of January 2, 2002, and had a seven-year cliff-vesting provision. The grant of an option to purchase 20,000 shares of common stock of SPSS to Patrick Dauga that expires on December 17, 2012 was granted as of December 18, 2002, and had a four-year vesting schedule. The Board of Directors of SPSS may, at its discretion, grant additional options to the option holders in the event the option holders pay the exercise price of their options or any applicable withholding taxes by surrendering shares of SPSS common stock. In that case, the Board could grant "reload" options at the then current market price in an amount equal to the number of shares of SPSS common stock that the option holder surrendered.

(2) In satisfaction of applicable SEC regulations, the table shows the potential realizable values of these options, upon their latest possible expiration date, at arbitrarily assumed annualized rates of stock price appreciation of five and ten percent over the term of the options. The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options at the end of the ten-year period starting with their vesting commencement dates, based on the assumptions shown above. Because actual gains will depend upon the actual dates of exercise of the options and the future performance of the common stock in the market, the amounts shown in this table may not reflect the values actually realized. No gain to the named executive officers is possible without an increase in stock price which will benefit all stockholders proportionately. Actual gains, if any, on option exercises and common stock holdings are dependent on the future performance of the common stock and general stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved, or that the stock price will not be lower or higher than projected at five and ten percent assumed annualized rates of appreciation.

        AGGREGATED OPTION/STOCK APPRECIATION RIGHT EXERCISES IN 2002 AND
                YEAR-END OPTION/STOCK APPRECIATION RIGHT VALUES

                                                                                                 VALUE OF
                                                                              NUMBER OF         UNEXERCISED
                                                                             UNEXERCISED       IN-THE-MONEY
                                                                           OPTIONS/SARS AT    OPTIONS/SARS AT
                                                                              YEAR-END           YEAR-END
                                                 SHARES                        (#)(1)            ($)(1)(2)
                                               ACQUIRED ON      VALUE      ---------------    ---------------
                                                EXERCISE      REALIZED      EXERCISABLE/       EXERCISABLE/
NAME                                               (#)        ($)(1)(4)     UNEXERCISABLE      UNEXERCISABLE
----                                           -----------    ---------     -------------      -------------
Jack Noonan................................       None           N/A          100,572/4         $371,231/$4
Edward Hamburg.............................       None           N/A           36,741/2         $ 86,963/$2
Brian Zanghi...............................       None           N/A               None                 N/A
Jonathan Otterstatter......................       None           N/A            9,389/0         $ 94,982/$0
Patrick Dauga..............................       None           N/A               None                 N/A

---------------
(1) All information provided is with respect to stock options. No stock appreciation rights have been issued by SPSS.

(2) These amounts have been determined by multiplying the aggregate number of options by the difference between $13.99, the closing price of the common stock on the Nasdaq National Market on December 31, 2002, and the exercise price for that option.

(3) These amounts have been determined by multiplying the aggregate number of options exercised by the difference between the closing price of the common stock on the Nasdaq National Market on the date of exercise and the exercise price for that option.

COMPENSATION OF DIRECTORS

     For the year ended December 31, 2002, non-employee directors of SPSS were entitled to receive 17,500 options. Each director was also reimbursed by SPSS for reasonable expenses incurred in connection with services provided as a director.

     During 2002, three of the non-employee directors of SPSS received additional compensation as follows: Norman Nie received compensation in the amount of $80,800 for consultant work on a part-time basis. William Binch received a monthly consulting fee of $3,000 for consulting work on a part-time basis. Kenneth Holec was entitled to receive the following fees for consulting work on a part-time basis: (a) $2,000 per month from January 2002 to June 2002 for consulting work with respect to the ShowCase business unit and (b) $1,000 from July 2002 to December 2002 as a retainer for related consulting work.

EMPLOYMENT AGREEMENT WITH JACK NOONAN

     SPSS entered into an employment agreement with Jack Noonan on January 14, 1992. This employment agreement provided for a one-year term with automatic one-year extensions unless Mr. Noonan or SPSS gives a written termination notice at least 90 days before the expiration of the initial term or any extension. It also provides for a base salary of $225,000 during the initial term, together with the same benefits provided to other employees of SPSS. The Board of Directors annually reviews Mr. Noonan's base compensation and increased it to $235,000 for 1993, 1994, 1995, 1996 and 1997 and to $242,500 in 1998, $256,500
in 1999, $275,000 in 2000, $310,000 in 2001 and $345,000 in 2002. If SPSS
terminates Mr. Noonan's employment without cause, SPSS must pay Mr. Noonan an amount equal to 50% of Mr. Noonan's annual base salary in effect at the time of termination. This amount is payable in 12 equal monthly installments. However, if Mr. Noonan finds other employment at a comparable salary, the Company's obligation to make these payments ceases. The employment agreement requires Mr. Noonan to refrain from disclosing confidential information of SPSS and to abstain from competing with SPSS during his employment and for a period of one year after employment ceases. Only Mr. Noonan and Mr. Dauga, through a service agreement described in "Service Agreement with Patrick Dauga" below, are employed through an employment or similar agreement with SPSS. However,

SPSS does have confidentiality and work-for-hire agreements with many of its key management and technical personnel.

SERVICE AGREEMENT WITH PATRICK DAUGA

     In connection with the merger of SPSS and ShowCase Corporation in February 2001, SPSS assumed the service agreement entered into by ShowCase and Patrick Dauga on March 17, 1998. On June 1, 2002, SPSS entered into an amendment and modification agreement with Mr. Dauga to amend the terms of the service agreement, effective as of January 1, 2002. The service agreement provides Mr. Dauga with a base salary of $18,000 per month with similar benefits provided to other employees of SPSS. In addition, Mr. Dauga is entitled to receive a commission and bonus upon meeting various targets established annually by SPSS. The commission and bonus plan for 2002 allowed Mr. Dauga to earn an additional $150,000 with revenue and expense targets to be agreed upon separately. SPSS may terminate the service agreement at any time, with an obligation to make severance payments (including base salary, targeted commissions and bonus and fringe benefits) to Mr. Dauga for nine to twelve months thereafter. SPSS must provide Mr. Dauga with twelve months written notice that it is terminating this agreement as a result of either the sale of SPSS or the assets pertaining to the ShowCase division or the termination of Mr. Dauga's position with the Company. If Mr. Dauga is not offered a substantially similar position with the acquiring company or a substantially equivalent position by SPSS, SPSS will be obligated to make severance payments to Mr. Dauga for twelve months. The employment agreement requires Mr. Dauga to refrain from disclosing confidential information of SPSS and to abstain from competing with SPSS during his employment.

CONSULTING AGREEMENTS

     SPSS has entered into a consulting agreement, dated as of January 1, 1997, with Norman H. Nie Consulting L.L.C., an Illinois Limited Liability Company. Nie Consulting is to provide thirty (30) hours per month of consulting services on various matters relating to the business of SPSS. This consulting agreement provides for a one-year term with automatic one-year extensions unless Nie Consulting or SPSS gives a written notice of termination at least 30 days prior to the expiration of the initial term or any extension. SPSS may terminate this consulting agreement for cause, in which event SPSS shall pay Nie Consulting all accrued but unpaid compensation. The agreement also provides that Nie Consulting is to receive annual compensation of $80,800 and reimbursement of reasonable out of pocket expenses incurred in performing services under the consulting agreement. The consulting agreement requires that the Nie Consulting refrain from disclosing confidential information about SPSS during the term of the consulting agreement and for a period of five years after its expiration. In addition, the consulting agreement requires that Nie Consulting abstain from competing with SPSS during his consultancy and for a period of one-year after the consultancy ceases.

     SPSS has entered into a consulting arrangement with William Binch whereby Mr. Binch receives a monthly consulting fee of $3,000 for consulting work performed on a part-time basis.

     SPSS has entered into a consulting arrangement with Kenneth Holec whereby Mr. Holec receives fees for consulting work performed on a part-time basis. During 2002, Mr. Holec was entitled to receive: (a) consulting fees in the amount of $2,000 per month from January 2002 to June 2002 for consulting work with respect to the ShowCase business unit and (b) consulting fees of $1,000 from July 2002 to December 2002 as a retainer for related consulting work.

CHANGE OF CONTROL AGREEMENTS

     On November 27, 2000, SPSS entered into revised change of control agreements with Jack Noonan and Edward Hamburg. These agreements provide certain benefits to any one or more officers who is terminated or constructively terminated following a change of control. The agreements provide that, if the executive is terminated without cause or constructively terminated within two years following a change of control, then the executive may receive benefits including a severance package equal to the greater of (a) the aggregate cash compensation received in the immediately preceding fiscal year, or (b) the aggregate cost compensation scheduled to be received during the current fiscal year; the accelerated vesting of all previously unvested options; and participation in the same health and welfare benefits he or she received at any time within 120 days of the change of control for eighteen months following that date of such termination.

     As more fully described above under the section entitled "Employment Agreement with Jack Noonan," if SPSS terminates Mr. Noonan's employment without cause and Mr. Noonan does not find other employment at a comparable salary, SPSS must pay Mr. Noonan an amount equal to fifty percent of Mr. Noonan's annual base salary in effect at the time of termination. As more fully described above under the section entitled "Service Agreement with Patrick Dauga," if SPSS does not provide Mr. Dauga proper notice of termination of the service agreement as a result of either the sale of SPSS or the assets pertaining to the ShowCase division or the termination of Mr. Dauga's position with SPSS and Mr. Dauga is not offered a substantially equivalent position with the acquiring company or SPSS, SPSS must make severance payments to Mr. Dauga for twelve months.

EQUITY INCENTIVE PLAN

     Pursuant to the SPSS Inc. 2002 Equity Incentive Plan (the "Plan"), SPSSs may award stock options and a variety of other equity incentives to directors, executive officers, other key executives, employees and independent contractors of SPSS and any of its subsidiaries. The stockholders of SPSS approved the Plan at SPSS's 2002 Annual Stockholders' Meeting. The Board is authorized to delegate to the Compensation Committee the administration of the Plan. The purpose of the Plan is to further the success of SPSS by attracting and retaining key management and other talent and providing to such persons incentives and rewards tied to SPSS' business success.

     The maximum number of shares of SPSS common stock that may be issued or transferred to such persons under the Plan may not exceed 1,500,000. Of this total, (a) the number of shares of common stock that may be issued under the Plan upon the exercise of option rights that qualify as incentive stock options may not exceed a maximum of 500,000 and (b) the number of shares of common stock that may be issued under the Plan upon the exercise of option rights that qualify as nonqualified stock options, appreciation rights or as restricted shares and released from substantial risks of forfeiture thereof, may not exceed a maximum of 1,000,000. In order to encourage executives to exercise vested options and thereby increase direct ownership of SPSS common stock by management, the Board has approved the grant of "reload options" at the then-current market price to the exercising individual in an amount equal to the sum of the number of shares of SPSS common stock tendered, actually or by attestation, in payment of the exercise price of the equity incentives or any applicable withholding taxes.

     SPSS's board of directors may amend, change or modify the Plan as the board deems advisable, including an increase in the number of shares reserved for issuance pursuant to the exercise of nonqualified stock options under the Plan. However, stockholder approval is required to increase the number of shares reserved for issuance pursuant to the exercise of incentive stock options under the Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Binch, Blair and Lutz were directors and members of the Compensation Committee during the last fiscal year. None of the members of the Compensation Committee has ever been an officer or employee of SPSS or any of its subsidiaries. Mr. Binch performs part-time consulting services for SPSS. William Binch received a monthly consulting fee in the amount of $3,000 for consulting work performed on a part-time basis, as more particularly described under the section entitled "Certain Relationships and Related Transactions."

REPORT OF THE SPSS COMPENSATION COMMITTEE

To: The Board of Directors

     The Compensation Committee of the Board of Directors is composed entirely of directors who have never served as officers of SPSS. The Compensation Committee develops recommended compensation programs for SPSS's senior executive officers which are reviewed with and approved by the entire Board of Directors. Such compensation programs encompass base salary, cash bonuses and other incentive compensation, stock options and other equity-based compensation as well as other benefit programs. In 2002, the Board approved the Compensation Committee's recommendations in all material respects. The Board of Directors and the Compensation Committee have delegated authority to make compensation decisions regarding other officers and employees to the Company's Chief Executive Officer, although such decisions remain subject to review and approval by the Compensation Committee.

     The primary objective of SPSS's executive compensation program is to help SPSS attract and retain talented executives while at the same time promoting the interests of SPSS's stockholders through compensation programs that reward the achievement of business results. To meet this objective, SPSS has adopted a compensation program that places a substantial portion of each officer's potential compensation at risk and dependant on SPSS's performance. Following is a brief description of each of the components of SPSS's executive compensation program.

Base Salary

     Base salary is intended to provide a fixed level of compensation reflecting the scope and nature of basic job responsibilities. The Committee grants salary increases, if appropriate, after a review of individual performance and an assessment of the relative competitiveness of the current salary. In keeping with the goal of unifying the interests of SPSS's senior executives and its shareholders, base salary is designed to represent a relatively small portion of the total compensation that the senior executives have the potential to earn each year. However, depending upon (i) success in achieving the performance goals which govern the senior executives' right to receive bonuses, and (ii) the extent to which enhanced performance has enhanced the value of equity-based compensation, base salary could represent a majority of the compensation actually received by a senior executive in any given year.

Annual Bonus

     Annual bonus awards recognize an executive's contribution to each year's actual operating results as measured against a specified performance objective. The performance objectives for each individual frequently have two components: objectives relating specifically to the individual's job performance and objectives relating to the Company's overall performance. The relative weight given to each component may vary. When establishing performance objectives relating to the Company's overall performance, the Compensation Committee focuses primarily on financial performance -- specifically operating and net income. The amount of bonus compensation paid to the executive each year is determined by comparing actual results to a performance objective established by the Compensation Committee based upon the operating budget approved by SPSS's Board of Directors for that year. The maximum potential bonus is generally established as a percentage of the executive's base salary. The actual percentage of base salary which the executive is entitled to receive as bonus compensation will increase (but not above the maximum) or decrease depending on the extent to which the performance objective is achieved. In keeping with SPSS's commitment to increasing the proportion of the senior executives' compensation which is performance-based, base salary levels are designed to increase in comparatively small amounts and bonus compensation is designed so that it can increase or decrease significantly depending on SPSS's overall financial performance. In addition to regular annual bonuses the amount of which are determined in whole or in part by SPSS's financial performance, the Compensation Committee from time-to-time makes special bonus awards to individuals based upon exceptional performance. These special bonuses are not intended to be recurring in nature and they were not taken into account in the design of SPSS's executive compensation plan and no specific percentage of any employee's compensation has been allocated to this form of bonus.

Stock Option Plan

     Stock options are considered an important component of SPSS's incentive compensation. Stock options provide the right to purchase, at fair market value on the date of grant, a fixed number of shares of SPSS's common stock during the term of the option, which is typically ten years from the date of grant. Options are also typically subject to vesting provisions which require the recipients continued employment by SPSS for a period of three to five years from the date of grant in order for the recipient to be entitled to the full benefit of the option, although certain options granted to executives with policy-making responsibility provide for accelerated vesting (typically one year) if the Company significantly exceeds its budget projections. In determining the size of the option grants, the Compensation Committee considers the impact of the grants on existing shareholders' stock ownership positions and the prospective value of the options as a performance incentive. The number of options previously awarded to and held by executive officers is reviewed and is also considered as a factor in determining the size of current option grants.

     Chief Executive Officer Compensation. The Compensation Committee has established the CEO's base salary and bonus employing largely the same principles described above, except that the amount of the CEO's bonus is purely a function of the financial performance of SPSS measured against the operating and net income goals established by the Compensation Committee and approved by the Board of Directors at the beginning of each year. The Compensation Committee believes that it has established a total compensation package that compares favorably to industry standards. The Compensation Committee considers the total salary and incentive compensation provided to chief executives of similar companies, although it does not target a specific percentile range within this group of similar companies' in determining the CEO's compensation.

     Mr. Noonan's bonus is determined in the same manner as the other policy-making senior executives, except that no portion of Mr. Noonan's bonus is based on exceptional individual performance. It is the Compensation Committee's view that the CEO's compensation should be based solely on the financial performance of SPSS and that, for the CEO, exceptional individual performance is so closely aligned with SPSS financial performance that the CEO's bonus should be based solely on overall SPSS financial performance.

     In 2002, Mr. Noonan received approximately twice the number of stock options received by the other policy-making senior executives. The Compensation Committee recommended grants to Mr. Noonan of stock options to acquire 70,000 shares of common stock at $19.09 per share effective January 2, 2002. These options vested ratably over a four-year vesting schedule, beginning at the conclusion of the first month following the grant date. These options were granted with the same vesting schedule applied to options granted to other senior executive officers who had been employed by SPSS for more than one year, which vesting schedule was deemed appropriate by the Compensation Committee. The Compensation Committee determined that the level of options granted to Mr. Noonan was appropriate given the importance of his contributions to the Company. In recommending these grants, the Compensation Committee also considered that such grants would further the Company's policy of seeking to align the interests of its senior executives with those of its stockholders.

Tax Considerations

     To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to SPSS and to the executive officers of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, SPSS will not necessarily and in all circumstances limit executive compensation to the amount which is permitted to be deductible as an expense of SPSS under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                                          Compensation Committee of SPSS Inc.

                                          William Binch
                                          Michael Blair
                                          Merritt Lutz

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors held eight (8) meetings during 2002, including both regular and special meetings. During 2002, no Director attended fewer than 75% of the aggregate of all meetings of the Board of Directors, or all meetings of the committees of which he was a member, held while serving as a Director. During 2002, the Board maintained the following standing committees:

     Audit Committee. In keeping with the new relationships intended to be established between publicly-traded companies and their auditors, the Audit Committee has complete authority over the selection, direction and compensation of the Company's independent auditors. This authority extends to establishing the scope of the audit, determining compensation, approving all non-audit services and monitoring auditor independence. The Audit Committee has assumed formal responsibility for final approval of the Company's critical accounting policies and for monitoring the continued propriety of the methods employed by the Company in connection with significant estimates and accruals. The Audit Committee also participates in, oversees and has other involvement with numerous processes designed to enhance the quality of the Company's financial information. The Audit Committee reviews all financial disclosure documents and discusses these documents with both management and the Company's independent auditors prior to public release. Finally, the Audit Committee monitors the Company's adherence to the Company's corporate compliance program and general corporate policies. From January to June 2002, the members of the Audit Committee were Bernard Goldstein, Michael Blair and Kenneth Holec. In June 2002, William Binch was appointed to serve on the Audit Committee in place of Mr. Goldstein. Each of Mr. Binch, Mr. Blair and Mr. Holec, as well as Mr. Goldstein, satisfy the applicable standards of independence from both the Company and KMPG as well as the applicable standards of financial literacy. The Audit Committee met four (4) times during the fiscal year ended December 31, 2002.

     Compensation Committee. The function of the Compensation Committee is to make recommendations to the Board of Directors concerning remuneration arrangements for senior management and to review and make recommendations concerning the administration of certain Company benefit plans. During 2002, the members of the Compensation Committee were William Binch, Michael Blair and Merritt Lutz. The Compensation Committee met two (2) times during the fiscal year ended December 31, 2002 and took additional actions by a written consent of the Compensation Committee effective as of December 18, 2002.

REPORT OF THE SPSS AUDIT COMMITTEE

     The Audit Committee operates under a written charter adopted by the Board of Directors.

     The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's implementation of SPSS's financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed with management and KPMG LLP, the independent auditor, the audited financial statements of SPSS as of and for the year ended December 31, 2002. Management of SPSS is responsible for those financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

     The Audit Committee met privately with KPMG, and discussed issues deemed significant by the auditor, including those required by Statements on Auditing Standards No. 61 and 90 (Communications with Audit Committees), as amended. In addition, the Audit Committee received from KPMG the written disclosures and the letter required by the Independence Standards Board Standard No. 1 and the Audit Committee has discussed with KPMG its independence from SPSS and its management. The Audit Committee also considered whether the provision of non-audit services by KPMG was compatible with maintaining its independence.

     Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be filed with SPSS's Annual Report on Form 10-K for the year ended December 31, 2002.

                                          By the Audit Committee

                                          William Binch
                                          Michael Blair
                                          Kenneth Holec

AUDIT AND RELATED FEES

     Audit Fees. Fees for audit services totaled approximately $848,000 in fiscal year 2002 and approximately $572,000 in fiscal year 2001. The fees for 2002 were related to the annual audit and reviews of the Company's quarterly reports. The fees for 2001 were related to the annual audit and reviews of the Company's quarterly reports.

     Audit-Related Fees. Fees for audit related services totaled approximately $100,000 in 2002 and approximately $364,000 in 2001. Audit related services for fiscal years 2002 and 2001 consisted principally of audits of financial statements of the Company's employee benefit plans, the review of registration statements, the issuance of consents, and consultations regarding SEC matters and business combinations. Audit related services for fiscal year 2001 also consisted of the audit of the Company's financial statements which were restated to give retroactive effect to the merger with ShowCase Corporation.

     Tax Fees. Fees for tax services totaled approximately $225,000 in 2002 and approximately $107,000 in 2001. Tax services consisted primarily of tax compliance, tax advice, and tax planning.

     All Other Fees. Fees billed for services other than the services listed above totaled approximately $44,000 in 2002 and approximately $0 in 2001. Fees for 2002 consisted of acquisition-related due diligence services.

     Independence of KPMG LLP. The Audit Committee has considered whether KPMG LLP's provision of non-audit services was compatible with maintaining the independence of KPMG LLP, and has determined that the non-audit services provided are proper and allowable within the guidelines of the Sarbanes-Oxley Act and applicable regulations.

PERFORMANCE GRAPH

     The following graph shows the changes in $100 invested since December 31, 1997, in SPSS's common stock, the NASDAQ 100 Stocks Index and S&P Computer Software and Services Index, a specialized industry focus group, assuming that all dividends were reinvested.

                              [PERFORMANCE GRAPH]


                                             12/31/97   12/31/98   12/31/99   12/31/00   12/31/01   12/31/02
   SPSS (NASDAQ SPSS)                        $100.00    $ 98.08    $131.17    $114.60    $ 92.21    $ 72.68
   NASDAQ 100 Stock Index                    $100.00    $185.30    $374.21    $236.34    $159.16    $ 99.35
   S&P Computer Software & Services Index    $100.00    $179.31    $325.02    $156.94    $158.90    $112.17

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Transactions with Norman Nie. Norman Nie, the Chairman of the Board of Directors of SPSS, received $80,800 for consulting work on a part-time basis through Nie Consulting.

     Transactions with William Binch. William Binch, a member of the Board of Directors of SPSS and a member of the Audit Committee of the Board, received a monthly consulting fee of $3,000 for consulting work on a part-time basis.

     Transactions with Kenneth Holec. Kenneth Holec, a member of the Board of Directors of SPSS and a member of the Audit Committee of the Board was entitled to receive the following consulting fees for consulting work on a part-time basis: (a) consulting fees of $2,000 per month from January 2002 to June 2002 for consulting work with respect to the ShowCase business unit and (b) consulting fees of $1,000 from July 2002 to December 2002 as a retainer for related consulting work.

     Transactions with Illumitek, Inc. On March 30, 2001, SPSS purchased fifty percent of the then issued and outstanding shares of common stock of Illumitek Inc. for $2,000,000. Subsequent to its initial investment, SPSS issued Illumitek a note receivable of $3,250,000 due on December 31, 2004. In the fourth quarter of 2001, SPSS began advancing Illumitek funds to meet ongoing obligations. Jack Noonan, President and Chief Executive Officer of SPSS, and Mark Battaglia, the former President, SPSS Business Intelligence, served as directors of Illumitek until September 30, 2002, the date on which they resigned as Illumitek directors. Mr. Noonan also served as a member of the Compensation Committee of the Board of Directors of Illumitek until September 30, 2002. Following their resignations, Illumitek's shareholders agreed to terminate the company's operations and liquidate. This decision was finalized on October 28, 2002. As part of the liquidation, Illumitek agreed to transfer to SPSS the nViZn platform of Illumitek, in which SPSS had been granted a security interest. nViZn is a development platform for creating or embedding interactive, visual analysis applications that combine the power of predictive analytics, data visualization, and user interactivity.

In exchange for the assignment of this asset, SPSS released Illumitek of its obligations under the note receivable, pursuant to an Assignment and Release Agreement dated October 31, 2002. SPSS acquired the nViZn platform, but did not record an asset, as its recoverability was uncertain.

     In addition, SPSS wrote off the value of its equity investment in Illumitek over a one-and-a-half year period. Under the equity method of accounting, followed until September 30, 2001, SPSS recorded a reduction in the value of its investment to reflect its portion of Illumitek's net loss. Subsequent to September 30, 2001, the results and accounts of Illumitek were consolidated with those of SPSS until its liquidation.

     Transactions with LexiQuest, S.A. On January 31, 2002, SPSS acquired all of the issued and outstanding shares of stock of LexiQuest, S.A., a corporation organized under the laws of France, pursuant to a Stock Purchase Agreement between SPSS, LexiQuest and the shareholders of LexiQuest. Norman Nie, the Chairman of the board of directors of SPSS, was both a shareholder of and the Chairman of the board of directors of LexiQuest. The aggregate purchase price for all of the issued and outstanding shares of capital stock of LexiQuest was determined by the parties in arms-length negotiations and consisted of guaranteed and contingent components. The guaranteed portion of the purchase price consisted of a payment of $2,500,000. The contingent payments, if any, are capped at a total of $1,500,000, if fully earned. In exchange for his shares of stock of LexiQuest, Dr. Nie is entitled to receive a portion of the distribution, if any, to be made from the escrow fund currently maintained pursuant to the Escrow Agreement between SPSS, Oak Investment Partners and Bank One, N.A. (f/k/a American National Bank and Trust Company of Chicago). This escrow fund will be distributed, if at all, among the former LexiQuest shareholders, in accordance with their former proportionate ownership of LexiQuest stock. No distributions were made from the escrow fund during 2002 because the portion of the escrow fund, if any, to which SPSS is entitled as an indemnification payment under the Stock Purchase Agreement is currently in dispute. Of the undisputed portion of the escrow fund, Mr. Nie is entitled to receive a distribution in the approximate amount of $2,213. In addition, Mr. Nie may be entitled to receive a distribution of approximately 0.534% of the disputed portion of the escrow fund.

     Transactions with netExs LLC. On June 20, 2002, SPSS acquired all of the assets of netExs LLC, a Wisconsin limited liability company. Jonathan Otterstatter, the Executive Vice President and Chief Technology Officer of SPSS, was a member of the board of managers of netExs. The aggregate purchase price of the netExs assets was determined by the parties in arms-length negotiations and consisted of guaranteed and contingent components. The guaranteed portion of the purchase price consisted of a payment of $1,000,000. The contingent payments, if any, are capped at a total of $1,450,000 if fully earned. Mr. Otterstatter did not receive and will not receive any remuneration in connection with the transaction.

     Transactions with Brian Zanghi. Brian Zanghi joined SPSS as its Executive Vice President and Chief Operating Officer following the merger of SPSS and NetGenesis Corp. in December 2001. At the time of the merger, Mr. Zanghi had an outstanding indebtedness owed to NetGenesis in the amount of $100,000 which had been previously approved by the NetGenesis board of directors. SPSS became the payee with respect to this $100,000 indebtedness in connection with the merger. SPSS agreed that this principal amount would be paid to SPSS with an interest rate equal to the prime rate on the first day of each fiscal year. SPSS also agreed (a) to forgive all interest payments owed by Mr. Zanghi at the end of each year, (b) to require Mr. Zanghi to pay all taxes owed on the forgiveness of these interest payments at the end of each year and (c) to allow Mr. Zanghi to repay the indebtedness through the allocation toward this debt of 35% of the net bonus payments made to Mr. Zanghi by SPSS. Although no amount of the bonus compensation earned by Mr. Zanghi during 2002 was allocated toward the repayment of the indebtedness, as of May 1, 2003, Mr. Zanghi has paid to SPSS all amounts owed since the date of the merger. As of May 1, 2003, the outstanding principal balance on the loan was $86,000. Neither this indebtedness nor the method of repayment has been amended or modified since June 2002.

     Transactions with Broadview International, LLC. Bernard Goldstein, a member of the Board of Directors of SPSS, served as a director of Broadview International, LLC during fiscal year 2002. In 2002, SPSS paid Broadview a total of $50,000 for investment banking services provided by Broadview to SPSS. In addition, SPSS paid Broadview an additional $1,000,000 for services provided by Broadview in connection with the December 2001 merger of SPSS and NetGenesis. This $1,000,000 payment was made on January 18, 2002. As of December 31, 2002, Mr. Goldstein is no longer a director of Broadview.

     Stockholders Agreement. In connection with the Company's initial public offering, SPSS and the individuals and entities who were stockholders before the initial public offering entered into an agreement containing registration rights with respect to outstanding capital stock of SPSS and granting to each of the Nie Trust and Morgan Stanley Venture Capital Fund, so long as they own beneficially more than 12.5% of the capital stock of SPSS, the right to designate one nominee (as part of the management slate) in each election of directors at which directors of the class specified for the holder are to be elected. Since the completion of the February 1995 offering, Morgan Stanley Venture Capital Fund owned less than 12.5% and currently owns no capital stock of SPSS. Currently, the Nie Trust owns less than 12.5% of the Capital Stock of SPSS.

     As required by the stockholders agreement, the holders of restricted securities constituting more than seven percent of the outstanding shares at any time may require SPSS to register under the Securities Act all or any portion of the restricted securities held by the requesting holder or holders for sale in the manner specified in the notice. SPSS is not bound to honor the request unless the proceeds from the registered sale can reasonably be expected to exceed $5,000,000. SPSS estimates that the cost of complying with demand registration rights would be approximately $50,000 for a single registration.

     All of the stockholders who acquired their shares before the initial public offering have piggyback registration rights, which entitle them to seek inclusion of their common stock in any registration by SPSS, whether for its own account or for the account of other security holders or both (except with respect to registration on Forms S-4 or S-8 or another form not available for registering restricted securities for sale to the public). In the event of a request to have shares included in a registration statement filed by SPSS for its own account, the Company's underwriters may generally reduce, pro rata, the amount of common stock to be sold by the stockholders if the inclusion of all such securities would be materially detrimental to the Company's offering.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, as of May 1, 2003, the number and percentage of shares of common stock beneficially owned by:

     - each person known by SPSS to own beneficially more than 5% of the outstanding shares of the common stock;

     - each director of SPSS;

     - each named executive officer of SPSS; and

     - all directors and named executive officers of SPSS as a group.

Unless otherwise indicated in a footnote, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                                                    SHARES
                                                              BENEFICIALLY OWNED
                                                              -------------------
                            NAME                               NUMBER     PERCENT
                            ----                              ---------   -------
Norman H. Nie, individually, as Trustee of the Nie Trust and as a Director and President of the Norman and Carol Nie
  Foundation, Inc.(1)(17)...................................    952,855     5.50%
Brown Capital Management, Inc.(2)(17).......................  2,237,425    12.96%
T. Rowe Price Associates, Inc.(3)(17).......................  1,772,012    10.26%
Daruma Asset Management, Inc.(4)(17)........................  1,413,700     8.19%
Jack Noonan(5)(17)..........................................    548,044     3.09%
Bernard Goldstein(6)(17)....................................     87,752        *
Edward Hamburg(7)(17).......................................    236,611     1.36%
Brian Zanghi(8)(17).........................................     56,717        *
Jonathan Otterstatter(9)(17)................................    131,299        *
Patrick Dauga(10)(17).......................................     66,977        *
Merritt M. Lutz(11)(17).....................................     57,308        *
Michael D. Blair(12)(17)....................................     52,641        *
Promod Haque(13)(17)........................................    967,134     5.59%
William Binch(14)(17).......................................     30,635        *
Kenneth Holec(15)(17).......................................    246,836     1.42%
All directors and executive officers as a group (12
  persons)(16)..............................................  3,434,799    18.55%

---------------
  * The percentage of shares beneficially owned does not exceed 1% of the Common Stock.

 (1) Includes 57,308 shares through options exercisable within 60 days; 86,933 shares held of record by the Norman and Carol Nie Foundation, Inc.; and 808,644 shares held by the Nie Trust. Dr. Nie shares voting and investment power over the 86,933 shares held by the Nie Foundation with Carol Nie.

 (2) Brown Capital Management, Inc. is the beneficial owner of 2,237,425 shares of SPSS common stock and an investment advisor in accordance with Section 203 of the Investment Advisor Act. This information was taken from Brown's
     Schedule 13G dated February 11, 2003.

 (3) T. Rowe Price Associates, Inc. is the beneficial owner of 1,772,012 shares of SPSS common stock and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. This information was taken from T. Rowe Price' Schedule 13G dated February 10, 2003.

 (4) Daruma Asset Management, Inc. is the beneficial owner of 1,413,700 shares of SPSS common stock and an investment advisor in accordance with Section 203 of the Investment Advisor Act. This information was taken from Daruma's
     Schedule 13G dated February 14, 2003.

 (5) Includes 480,634 shares through options exercisable within 60 days.

 (6) Includes 57,308 shares through options exercisable within 60 days.

 (7) Includes 197,498 shares through options exercisable within 60 days.

 (8) Includes 53,707 shares through options exercisable within 60 days.

 (9) Includes 85,816 shares through options exercisable within 60 days; 333 shares registered in the name of each of Mr. Otterstatter's three minor children; 915 shares held jointly by Jonathan P. and Pamela J. Otterstatter; 34,285 shares held by Jonathan P. and Pamela J. Otterstatter as trustees of the Jonathan P. Otterstatter Revocable Trust dated 12/15/99; and 3,579 shares held by the Jonathan P. Otterstatter IRA.

(10) Includes 66,977 shares through options exercisable within 60 days.

(11) Includes 57,308 shares through options exercisable within 60 days.

(12) Includes 52,308 shares through options exercisable within 60 days.

(13) Includes 30,635 shares through options exercisable within 60 days. Dr. Haque's beneficial ownership also includes 631,044 shares held by Norwest Equity Partners IV, L.P. and 305,455 shares held by Norwest Equity Partners V, L.P. Dr. Haque, one of the Company's directors, is a general partner of Norwest Equity Partners IV, L.P. and a general partner of Norwest Equity Partners V, L.P. Dr. Haque shares voting and dispositive power shares held by the Norwest funds with other general and managing partners of the Norwest funds. Dr. Haque disclaims beneficial ownership of the shares owned by Norwest Equity Partners IV, L.P. and Norwest Equity Partners V, L.P.

(14) Includes 30,635 shares through options exercisable within 60 days.

(15) Includes 78,083 options exercisable within 60 days and 3,500 shares registered in the name of each of Mr. Holec's three minor children.

(16) Includes 1,248,217 shares through options exercisable within 60 days.

(17) The business address of each of Dr. Nie, Mr. Noonan, Dr. Hamburg, Mr. Zanghi, Mr. Otterstatter, Mr. Dauga, Mr. Binch and Mr. Holec is the office of SPSS at 233 South Wacker Drive, Chicago, Illinois 60606. The business address for Mr. Lutz is the office of Morgan Stanley Dean Witter & Co. at 750 Seventh Avenue, 16th Floor, New York, New York 10019. The business address of Mr. Goldstein is the office of Goldstein & Foley, 28-23 Steinway St., Long Island City, New York 11103. The business address for Mr. Blair is the office of Cyborg Systems, Inc., 120 S. Riverside Plaza, 17th Floor, Chicago, Illinois 60606. The business address for Dr. Haque is Norwest Venture Partners, 525 University Avenue, Suite 800, Palo Alto, California 94301. The business address for the T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202. The business address for Daruma Asset Management, Inc. is 80 West 40th Street, 9th Floor, New York, New York 10018. The business address for Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, Maryland 21202.

                                   PROPOSAL 2

            APPROVAL OF AMENDMENTS TO THE 2002 EQUITY INCENTIVE PLAN

     On April 25, 2002, SPSS established its 2002 Equity Incentive Plan ("Plan"), pursuant to which it can award stock options and a variety of other equity incentives to directors, officers, other key executives, employees and independent contractors of SPSS and any of its subsidiaries. The purpose of the Plan is to further the success of SPSS by attracting and retaining key management and other talent and providing to such persons incentives and rewards tied to SPSS's business success. The Board of Directors ("Board") unanimously approved the Plan and SPSS's stockholders approved the adoption of the Plan. As of May 1, 2003, 897,851 shares of SPSS common stock remain available for issuance under the Plan.

     The Plan currently provides for a formula grant (the "Formula Grant") to each Non-Employee Director of an option to purchase 7,500 shares of common stock on the first business day of each calendar year. After considering director compensation packages of comparable companies, the Board of Directors has concluded, after careful review, that it is in the best interest of the Company and its stockholders to amend the Formula Grant. The Board of Directors resolved to make the following amendments to the Formula Grant, effective upon stockholder approval: (a) each Non-Employee Director will automatically receive an option to purchase 10,000 shares of Common Stock on the initial date that such Non-Employee Director is first elected as a new director of the Company and (b) for each year that a Non-Employee Director serves following the initial one-year term, the Non-Employee Director will automatically receive an option to purchase 5,000 shares of Common Stock as of July 1st of such calendar year. The aforementioned amendments will be effective upon stockholder approval and will not affect any option grant made prior to the effective date of such amendments. The amendments to the Plan are included as Exhibit A.

SUMMARY OF THE PLAN

     The Plan is administered by the Board. The Board is authorized to delegate to the Compensation Committee the administration of the Plan. Under the terms of the Plan, the Board is authorized to grant stock options ("Options"), stock appreciation rights ("SARs"), and restricted stock ("Restricted Shares") to three classes of participants ("Participants"): directors, executive officers and non-executive officer employees. The Company has seven (7) eligible Non-Employee Directors, four (4) eligible executive officers and approximately 1250 eligible non-executive officer employees. Participants are eligible to participate in the Plan if the Compensation Committee determines that the Participant has the capacity to contribute in substantial measure to the successful performance of the Company and that participation will serve as a valuable performance incentive.

     The Board may amend, change or modify the Plan as the Board deems advisable, including an increase in the number of shares reserved for issuance pursuant to the exercise of Nonqualified stock Options ("NSO's") under the Plan; however, stockholder approval is required to increase the number of shares reserved for issuance pursuant to the exercise of Incentive Stock Options ("ISO's") under the Plan.

     Options. Options granted under the Plan may be either ISO's, which are intended to meet the requirements defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or NSO's. ISO's may be granted only to employees of the Company and its subsidiaries.

     The number of shares of Common Stock that may be issued or transferred under the Plan upon the exercise of ISO's may not exceed 500,000. The number of shares of Common Stock that may be issued or transferred under the Plan upon the exercise of NSO's, SARs or as Restricted Shares and released from substantial forfeiture thereof may not exceed 1,500,000. Any shares subject to options that are granted and are subsequently expired, terminated or cancelled without being exercised in full are once again available for grant and issuance under the Plan.

     The Board, in its sole discretion, determines the number of Options that each Participant receives under the Plan. With respect to Non-Employee Directors, however, the Plan provides for the Formula Grant described above. The Company will receive continued service by the Participants as consideration for the grant of the Options.

     The price per share of Common Stock at which each Option is exercisable (the "Option Price") is determined by the Board at the time of grant. The Option Price with respect to NSO's may not be less than 85% of the fair market value of the Common Stock on the date the Option is granted. The Option Price with respect to ISO's may not be less than 100% of the fair market value of the Common Stock on the date the Option is granted and may not be less than 110% of the fair market value of the Common Stock on the date the Option is granted, if at the time the Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of the Common Stock. Under the terms of the Plan, the fair market value of Common Stock is defined as the closing price per share as reported by the Nasdaq National Market on that day, or if Common Stock was not traded on that day, then the immediately preceding day on which the stock traded. The market value of the Common Stock on May 1, 2003 was $12.00.

     The Plan permits holders of Options issued under the Plan to pay the exercise price for such Options in several ways, including: by surrendering Option shares having a market value per share equal to the Option Price or by the transfer to the Company of unrestricted shares having a value equal to the total Option Price.

     In the event that a Participant in a management position at the Company tenders by attestation shares of common stock in partial payment of the exercise price of an Option or payment of any withholding taxes due with respect to an Option, subject to Board approval, the Participant may receive an additional Option to purchase that number of shares of common stock equal to the number of shares constructively tendered.

     The Plan has a term of ten years. The period during which each Option may be exercised is determined by the Board, but may not be more than ten years from the date of grant. Options are exercisable at such time and under such conditions as are set forth in the Option grant. However, in no event may an ISO granted to a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of the Common Stock be exercised subsequent to the day before the fifth anniversary of the date on which the ISO was granted. ISO's must be exercised within three months after the termination of a Participant's employment for reasons other than death or disability. ISO's may be exercised within one year after a Participant's death or termination due to disability.

     SARs. The Board of Directors may grant SARs to eligible parties in connection with any Option granted under the Plan, either at the time of the grant of such Option or at anytime thereafter during the term of the Option. Such SARs cover the same shares covered by the related Option and are subject to the same terms and conditions as the related Option and such further terms and conditions as are determined by the Board of Directors. A SAR entitles the holder of the related Option to surrender to the Company the unexercised, related Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to the excess of the Market Value per Common Share (as defined in the Plan) of a share of Common Stock on the date of exercise over the Option Price times the number of shares covered by the Option, or portion thereof, which is surrendered. The amount payable on exercise of a SAR may be paid in cash, Common Stock or any combination of cash and Common Stock.

     Restricted Shares. Restricted Shares may be granted to Participants in such number and at such times as the Board determines. Participants who receive Restricted Shares have all the rights of stockholders with respect to such shares, including the right to vote the shares and receive all dividends or other distributions made or paid with respect to such shares. Restricted shares are subject, at the date of grant, to a substantial risk of forfeiture, for a period determined by the Board of Directors.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     The following discussion summarizes the material federal income tax consequences of participation in the Plan. This discussion is general in nature and does not address issues related to the tax circumstances of any particular employee. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in the law. This discussion does not address state, local or foreign tax consequences.

     ISO's. An optionee will not recognize any income upon either grant or exercise of an ISO, although the exercise may subject the optionee to alternative minimum tax liability in the year of exercise because the excess of the fair market value of the shares at the time of exercise over the Option Price of the shares is included in income for purposes of the alternative minimum tax. The treatment of any gain realized upon sale or other disposition of the Company's Common Stock received upon exercise of an ISO will depend on the holding period. If the optionee does not dispose of the stock received within either one year after the exercise of the ISO or two years after grant, any gain realized upon disposition will be characterized as long-term capital gain. If this holding period requirement is not satisfied, such disposition will be a disqualifying disposition. In such a case, the portion of the gain realized on disposition equal to the excess of the fair market value of the shares at the time the ISO was exercised over the Option Price will be ordinary income taxable as compensation in the year of disposition. The balance, if any, of the gain will be capital gain.

     The Company is entitled to a deduction with respect to an ISO only in the taxable year of the Company in which a disqualifying disposition occurs. In that event, the deduction would be equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

     Nonqualified Stock Options. An optionee will not recognize any income upon either grant or vesting of an NSO. Upon exercise of any part of a NSO, the optionee will recognize ordinary income in an amount equal to the difference between the Option Price and the then fair market value of the shares acquired, assuming the shares are freely transferable or are not subject to a substantial risk of forfeiture. If the shares are not freely transferable and are subject to a substantial risk of forfeiture, the shares will be considered "Restricted Shares." An optionee who receives Restricted Shares on exercise of a NSO will not be subject to tax on exercise unless the recipient makes an election under Section 83(b) of the Code. Instead, such recipient will be subject to tax at ordinary income rates at the time of the expiration or earlier termination of a Restriction Period in an amount equal to the excess of the fair market value of the Restricted Stock at the time that the Restriction Period lapses or terminates over the Option Price. Any further gain on sale of the stock would be capital gain. If a holder makes an election under Section 83(b) of the Code, the holder will be subject to tax at ordinary income rates in an amount equal to the excess of the fair market value of the Restricted Stock at the date of option exercise over the Option Price. Any further gain on sale of the stock would be capital gain.

     In general, upon a subsequent disposition of shares, the optionee's basis for determining taxable gain or loss would be the amount paid for such shares plus the amount that was includable in the optionee's income. Any gain recognized on such disposition would generally be taxed as long-term or short-term capital gain depending on the length of time the optionee is deemed to have held these shares and the holding period in effect at the time.

     The Company will be entitled to a deduction for federal income tax purposes upon exercise of a NSO in an amount equal to the ordinary income recognized by the optionee, provided that the deduction is not otherwise disallowed under the Code. The Company must withhold taxes from the optionee's compensation with respect to the ordinary income recognized by the optionee upon exercise.

     SARs. The treatment of SARs is essentially the same as the treatment of the related options granted under the Plan.

     Restricted Shares. The recipient of Restricted Shares will not be subject to tax upon its grant, unless the recipient makes an election under Section 83(b) of the Code. Assuming no election under Section 83(b) is made, the holder will be subject to tax at ordinary income rates at the time of the expiration or earlier termination of the Restriction Period in an amount equal to the excess of the fair market value of the Restricted Stock at the time that the Restriction Period lapses or terminates over the amount paid for the stock. Any further gain on sale of the stock will be capital gain. If a holder makes an election under Section 83(b) of the Code, the holder will be subject to tax at ordinary income rates based on the fair market value of the Restricted Stock at the date of grant. Any further gain on sale of the stock would be capital gain.

     The Company must withhold taxes and will be entitled to a deduction with respect to the amount of ordinary income recognized by the employee, unless otherwise disallowed under the Code.

     Cap on Company Deductions for Certain Compensation. Under the Omnibus Reconciliation Act of 1993 (the "Act"), certain compensation payments in excess of $1 million are subject to a cap on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the chief executive officer of the Company or any one of the other four highest paid executives. Certain performance-based compensation is not subject to the cab on deductibility. Stock options can qualify for this performance-based exception, but only if they are granted by the Compensation Committee, they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and stockholder and Board approval is obtained. The Company intends to administer the ISO and NSO portions of the Plan to comply with these performance-based criteria.

     Restricted Shares do not satisfy the definition of performance-based compensation unless the granting or vesting of the Restricted Shares are based upon the attainment of specified performance goals.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF
               THE AMENDMENTS TO THE 2002 EQUITY INCENTIVE PLAN.

                      SPSS INC. 2002 EQUITY INCENTIVE PLAN

     The table below sets for the number of shares of Common Stock, and the dollar value thereof, which the Company expects to issue to participants pursuant to Options granted under the Plan during fiscal year 2003. The footnotes to the table describe the method used to calculate the value of grants that have not yet been made. The amounts set forth in the table are not indicative of grants to be made in future years.

                               NEW PLAN BENEFITS

                                                                  2002 EQUITY INCENTIVE PLAN
                                                              -----------------------------------
NAME AND PRINCIPAL POSITION                                   DOLLAR VALUE ($)    NUMBER OF UNITS
---------------------------                                   ----------------    ---------------
Jack Noonan,................................................    $ 1,021,930            70,000(1)
  President and Chief Executive Officer; Director Nominee
Edward Hamburg,.............................................    $   583,960            40,000(1)
  Executive Vice President, Corporate Operations, Chief
     Financial Officer and Secretary
Brian Zanghi,...............................................    $   583,960            40,000(1)
  Executive Vice President and Chief Operating Officer
Jonathan Otterstatter,......................................    $   583,960            40,000(1)
  Executive Vice President and Chief Technology Officer
Patrick Dauga,..............................................    $   765,850            45,000(2)
  Vice President, Field Operations
Michael Blair,..............................................    $   169,493            12,500(3)
  Director Nominee
Promod Haque,...............................................    $   169,493            12,500(3)
  Director Nominee
Executive Officers as a group...............................    $ 2,773,810           190,000(4)
Non-Executive Directors as a group..........................    $ 1,186,448            87,500(3)
Non-Executive Officer Employee Group........................    $10,904,002           708,362(2)

---------------
(1) The information provided indicates the number of shares of Common Stock to be received upon the exercise of Options granted under the Plan during fiscal year 2003, valued as of the date of grant.

(2) The information provided indicates the number of shares of Common Stock to be received upon the exercise of Options granted under the Plan during fiscal year 2002, valued as of the date of grant.

(3) Includes Options to acquire 7,500 shares of Common Stock granted to the Non-Employee Directors on January 2, 2003 at an exercise price of $14.599 per share. Also includes Options to acquire 5,000 shares of Common Stock, valued as of May 1, 2003, which will be issued to the Non-Employee Directors, assuming stockholder approval of Proposal 2 above.

(4) Includes Options actually granted and, for grants that have not yet been made, includes anticipated Option grants during fiscal year 2003.

                                   PROPOSAL 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee, in consultation with the remaining members of the Board of Directors, has selected the accounting firm of KPMG LLP to serve as independent auditors of SPSS with respect to the 2003 fiscal year and proposes the ratification by the stockholders of such selection. KPMG LLP has served as SPSS's independent auditors since 1985, is familiar with the business and operations of SPSS and has offices convenient to SPSS's offices.

     Representatives of KPMG LLP will be present at the annual meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE
           RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT
                         AUDITORS FOR FISCAL YEAR 2003.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our equity securities. SPSS believes, during fiscal year 2002, that its directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the following exceptions: (i) a late report on Form 3 filed by Brian Zanghi regarding his initial beneficial ownership of SPSS common stock upon being elected as an executive officer of SPSS and (ii) a report on Form 4 filed by Kenneth Holec regarding three sales of shares of SPSS common stock by Mr. Holec on January 4, 2002, January 8, 2002 and January 9, 2002, respectively, was filed with the Commission via overnight mail in a timely manner on February 1, 2002; however, the Form 4 was not stamped "received" by the Commission until February 19, 2002. In making this statement, SPSS has relied upon examination of the copies of Forms 3, 4 and 5 provided to SPSS and the written representations of its directors, officers and 10% stockholders.

                   SOLICITATION AND EXPENSES OF SOLICITATION

     The expenses of preparing and mailing this Proxy Statement and the accompanying form of proxy and the cost of solicitation of proxies on behalf of the Board will be paid by SPSS. Proxies may be solicited by personal interview, mail or telephone. Brokerage houses, other custodians and nominees will be asked whether other persons are beneficial owners of the shares which they hold of record and, if so, they will be supplied with additional copies of the proxy materials for distribution to such beneficial owners. SPSS will reimburse parties holding stock in their names or in the names of their nominees for their reasonable expenses in sending the proxy materials to their principals.

                                 ANNUAL REPORT

     A copy of SPSS's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2002 is being mailed with this Proxy Statement to each stockholder entitled to vote at the annual meeting. STOCKHOLDERS NOT RECEIVING A COPY OF THE ANNUAL REPORT ON FORM 10-K MAY OBTAIN ONE WITHOUT CHANGE BY WRITING OR CALLING EDWARD HAMBURG, SECRETARY, SPSS INC., 233 SOUTH WACKER DRIVE, CHICAGO, ILLINOIS 60606, TELEPHONE (312) 651-3000.

                                          By order of the Board of Directors

                                          /s/ EDWARD HAMBURG
                                          Edward Hamburg
                                          Secretary of SPSS Inc.

                                                                      APPENDIX A

                           2002 EQUITY INCENTIVE PLAN

                            STATEMENT OF AMENDMENTS

The following sets forth the amendments to the 2002 Equity Incentive Plan:

     1. Section 6(c)(ii) is hereby amended in its entirety, effective upon stockholder approval, to read as follows:

          Formula Grants. Effective upon stockholder approval, an Option Right to purchase 10,000 Common Shares shall be automatically granted to each Non-Employee Director on the initial date that each such Non-Employee Director is first elected as a new director of the Company at an annual meeting of the Company's stockholders held for the purpose of electing directors or appointed to the Company's Board. In addition, for each year that a Non-Employee Director serves following the initial one-year term of such Non-Employee Director, an Option Right to purchase 5,000 Common Shares shall be automatically granted to each Non-Employee Director on an annual basis with each such grant being effective as of the 1st day of July of such calendar year. Notwithstanding any other provision of this Plan relating to the discretion of the Board to determine the terms of the Option Rights granted pursuant hereto, each Option Right granted pursuant to this Section 6(c)(ii) shall (A) be granted with an exercise price equal to the Market Value on the date of grant, (B) be a Nonqualified Stock Option and (C) (i) with respect to the option granted to purchase 10,000 Common Shares, shall vest ratably over a three year period and (ii) with respect to the option granted to purchase 5,000 Common Shares vest in full immediately upon the date of grant.

                                  APPENDIX B

                                   SPSS INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 18, 2003

     The undersigned stockholder of SPSS Inc. ("SPSS") hereby appoints Jack Noonan and Edward Hamburg proxies, with full authority, which may be exercised by either one or both of them, with power of substitution, to vote all shares of the Common Stock of SPSS which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SPSS to be held at the offices of SPSS, 233 South Wacker Drive, Chicago, Illinois, at 1:00 p.m. (local time) on June 18, 2003 (the "Meeting"), and at any adjournment thereof as follows:

A. as directed herein with respect to each of the proposals identified on the reverse side hereof; and

B. in their discretion with respect to any other business that may properly come before the meeting.

By delivery of this proxy, the undersigned stockholder hereby revokes all proxies previously given by the undersigned with respect to the shares of Common Stock covered hereby.

[ ]  Check here if you plan to attend the meeting.

[ ]  Check here for address change.

     New Address:
                   -----------------
                   -----------------
                   -----------------
                   -----------------

YOUR VOTE IS IMPORTANT!

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.



                  (Continued and to be signed on reverse side.)

                                    SPSS INC.

     A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE


A.   ELECTION OF DIRECTORS

     1. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE LISTED NOMINEES.

                FOR  WITHHOLD                  FOR  WITHHOLD                 FOR  WITHHOLD
 01-Jack Noonan [ ]    [ ]    02-Michael Blair [ ]    [ ]    03-Promod Haque [ ]    [ ]

B.   ISSUES

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
     FOLLOWING PROPOSALS.

     2. A PROPOSAL TO APPROVE THE AMENDMENTS TO THE 2002 EQUITY INCENTIVE PLAN.

        FOR                    AGAINST                ABSTAIN
        [ ]                      [ ]                    [ ]

     3. A PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS
        FOR SPSS FOR 2003.

        FOR                    AGAINST                ABSTAIN
        [ ]                      [ ]                    [ ]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

C.   AUTHORIZED SIGNATURES

                                    Dated:            , 2003
                                          ------------

                      Signature(s):
                                   -------------------------

                      --------------------------------------
                      Please sign exactly as name appears hereon. Joint owners should each sign personally. If stockholder is a corporation, please sign full corporate name by the President or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other authorized person. Executors, trustees, officers, etc., should indicate their titles when signing.
----------------------------------------------------------------------------FOLD
                                AND DETACH HERE
                             YOUR VOTE IS IMPORTANT

         PLEASE SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED RETURN
                                   ENVELOPE.